Exhibit 10.1
5 June 2008
Mr. W. Gene Musselman
Groot Haesebroekseweg 37
Wassenaar, 2243 ED
The Netherlands
Re: Section 409A Amendment
Dear Gene:
This letter sets forth our agreement to amend your Employment Letter effective April 19, 2000 (the “Letter”), between Liberty Global, Inc. (“LGI”), as successor to and assignee of UnitedGlobalCom, Inc., and yourself concerning your continued employment with LGI and your secondment to UPC Broadband Holding Services BV, as assignee of Liberty Global Europe N.V., fka United Pan-Europe Communications N.V. (the “Company”), an indirect subsidiary of LGI, as amended by that certain addendum dated as of September 3, 2003, the contract extension dated November 2, 2005 and the Assignment and Assumption Agreement dated as of January 1, 2008 (together with the Letter, the “Agreement”).
The terms and conditions of this letter shall be the same as those in the Agreement, except as set forth below:
(i)	You hereby acknowledge and consent to the assignment and assumption by UPC Broadband Holding Services BV as the “host company” under the Agreement.

(ii)	Paragraph 8 of the Agreement titled “Cost of Living Differential” is hereby amended to revise the last sentence thereof to read as follows:

Such payment will be made on the normal payroll dates.

(iii)	Paragraph 11 of the Agreement titled “Tax Equalization” is hereby amended by adding the following sentence thereto:

Any payment of taxes owed by United to you hereunder shall be paid no later than the earlier of (i) the time prescribed under United’s Tax Equalization Policy, or (ii) the last day of your second taxable year beginning after the taxable year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, your second taxable year beginning after the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates; provided however, that where such payments arise due to an audit, litigation or similar proceeding, the payments may be scheduled and made in accordance with the provisions of the applicable authorities under Section 409A of the Internal Revenue Code (“Section 409A”).

(iv)	Paragraph 14 of the Agreement titled “Relocation” is hereby deleted in its entirety.

(v)	Paragraph 17 of the Agreement titled “Termination” is hereby amended by adding the following thereto:

W. Gene Musselman
5 June 2008

The severance payment shall be paid in a lump sum on the date following the six-month anniversary of your termination of employment; provided, however, that you must have timely satisfied the condition of execution of a legal release, without revocation, prior to that date and in the absence of such timely execution no separation payment shall be payable. The Company shall provide you with the form of legal release within twenty-one (21) days following your termination of employment.

(vi)	The Agreement is hereby amended by adding the following Paragraph 25 thereto:
25. 409A:	This Agreement is intended to comply with Section 409A, and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Notwithstanding any provision to the contrary in this Agreement, if you have a termination of employment (other than by reason of death), and you are deemed on your termination date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then the payments and benefits under this Agreement that are subject to Section 409A shall be made or provided as soon as practicable but not prior to the later of (A) the payment date set forth in this Agreement or (B) the date that is the earlier of (i) the expiration of the six-month period measured from the date of your termination or (ii) the date of your death, in either case without interest for such delay. Any reimbursement of expenses due to you under this Agreement including, without limitation, the reimbursement rights set forth in Paragraphs 9, 13 and 15, are limited to actual expenses incurred and shall be paid no later than the earlier of (i) the time prescribed under the Company’s applicable policies and procedures, or (ii) the last day of the calendar year following the calendar year in which you incurred the reimbursable expense.
All other terms and conditions of the Agreement shall remain in full force and effect.
[Signature page follows]

W. Gene Musselman
5 June 2008

If the foregoing amendment to the Agreement is satisfactory, please indicate your acceptance of the same by signing and returning three executed originals of this letter.

UPC BROADBAND HOLDING SERVICES B.V.		LIBERTY GLOBAL, INC.
(Host Company)		(Employer)

By:	/s/ Anton M. Tuijten	By:	/s/ Amy M. Blair
Name: Anton M. Tuijten		Name: Amy M. Blair
Its: Attorney-in-Fact		Its: Senior Vice President, Global Human Resources

By: Name:	/s/ Charles H.R. Bracken Charles H.R. Bracken
Its:	Attorney-in-Fact

ACCEPTED and AGREED:

/s/ W. Gene Musselman

W. Gene Musselman
(Employee)